Exhibit 21.1

Subsidiaries of Registrant

Wholly Owned Subsidiaries:

Name:		Place of Incorporation:

1.	iSoftStone Korea Inc.	Korea

2.	iSoftStone Inc.	U.S.

3.	iSoftStone Hong Kong Limited	Hong Kong

4.	iSoftStone Japan Limited	Japan

5.	Ascend Technologies, Inc.	U.S.

6.	iSoftStone Information Technology (Group) Co., Ltd.	PRC

7.	Beijing iSoftStone Data Technology Service Co., Ltd.	PRC

8.	iSoftStone Information Technology Group (Dalian) Co., Ltd.	PRC

9.	iSoftStone Information Technology Co., Ltd.	PRC

10.	Nanjing iSoftStone Information Technology Co., Ltd.	PRC

11.	iSoftStone information System Service Co., Ltd.	PRC

12.	Guangzhou iSoftStone Information Technology Co., Ltd.	PRC

13.	Tianjin Saisi Information Technology Co., Ltd.	PRC

14.	Hangzhou iSoftStone Information Service Co., Ltd.	PRC

15.	Shanghai Kangshi Information Systems Co., Ltd.	PRC

Majority Owned Subsidiaries:

16.	Beijing Guodian Ruantong Technology Co., Ltd.	PRC

17.	Beijing iSoftStone Jiewen Information Technology Co., Ltd.	PRC

Consolidated Affiliated Entity:

18.	Beijing iSoftStone Technologies Ltd.	PRC